Exhibit 99.1


Press Release                      FOR IMMEDIATE RELEASE
                                   ---------------------
                                   Contact: Thomas J. Noe, Investor Relations
                                   Telephone: (513) 531-2212



                      PEOPLES COMMUNITY BANCORP, INC.
             COMPLETES MARKET FINANCIAL CORPORATION ACQUISITION


     Cincinnati, Ohio - (April 2, 2001) Jerry D. Williams, President and Chief Executive Officer of Peoples Community Bancorp, Inc., announced today that Peoples completed its acquisition of Market Financial Corporation, headquartered in Mt. Healthy, Ohio, and its wholly owned subsidiary, Market Bank effective March 30, 2001.

     On February 28, 2001, shareholders of Peoples and Market approved the Agreement and Plan of Reorganization which provided for the merger of Market Financial Corporation with and into Peoples Community Bancorp, Inc. and, thereafter, the merger of Market Bank with and into Peoples Community Bank.

     A notice and letter of transmittal will be delivered to former shareholders of Market advising them of the effective date of the merger and procedures for exchanging their stock certificates for $13.00 in cash or shares of Peoples common stock. Peoples anticipates mailing such notice and letter of transmittal this week. The deadline for returning the letter of transmittal is 5:00 p.m., eastern time, on the 20th day following the date of mailing the letter of transmittal.

     The shares of Peoples Community Bancorp, Inc. are traded on the NASDAQ National Market System under the symbol "PCBI". The shares of Market previously traded on the NASDAQ under the symbol "MRKF".

     The Boards of Directors, Officers and Employees of Peoples and Market express their gratitude for the overwhelming support for the transaction, pledge their best efforts toward the opportunities ahead, and look forward to serving the needs of their customers and stockholders.

     Founded in 1889, Peoples Community Bank is a community and customer oriented federally chartered savings bank. Following the acquisition, Peoples Community Bank will operate eight full service offices in Warren, Clinton and Hamilton Counties, Ohio.